EXHIBIT 99.1
FOR:	NATHAN'S FAMOUS, INC.

COMPANY	Ronald G. DeVos, Vice President - Finance and CFO
CONTACT:	(516) 338-8500 ext. 229
                                                                     FOR  IMMEDIATE  RELEASE

NATHAN'S FAMOUS, INC.
REPORTS  SECOND QUARTER RESULTS
Authorizes 500,000 Share Buy-Back

WESTBURY, N.Y., November 04, 2009 -- Nathan's Famous, Inc. (NASDAQ:NATH) today reported results for the second quarter of its 2010 fiscal year that ended September 27, 2009.

For the quarter ended September 27, 2009, net income increased by 16.4% to $2,163,000 or $0.39 per share, as compared to $1,859,000 or $0.29 per share for the quarter ended September 28, 2008.  Total revenue increased to $14,896,000, as compared to $14,525,000 during the quarter ended September 28, 2008.

For the twenty-six weeks ended September 27, 2009, income from continuing operations increased by 15.9% to $3,726,000 or $0.65 per share, as compared to $3,214,000 or $0.50 per share for the twenty-six weeks ended September 28, 2008.  Total revenue from continuing operations increased to $29,128,000, as compared to $28,567,000 during the twenty-six weeks ended September 28, 2008.

Net income for the twenty-six weeks ended September 27, 2009, was $3,726,000 or $0.65 per share, as compared to $5,681,000 or $0.89 per share for the twenty-six weeks ended September 28, 2008. During the prior fiscal period, Nathan’s realized one-time gains, net of tax, of $2,462,000 or $0.39 per share from the sale of its formerly wholly-owned subsidiary, NF Roasters Corporation and additional consideration from the sale of its formerly wholly-owned subsidiary, Miami Subs Corporation.

Nathan’s also announced that its Board of Directors has authorized the purchase of up to an additional 500,000 shares of its common stock on behalf of the Company.  Purchases will be made from time to time, depending on market conditions, in open market or privately negotiated transactions, at prices deemed appropriate by management. There is no set time limit on the repurchases. To date, pursuant to prior share repurchase programs authorized by the Board of Directors, Nathan’s has purchased a total of 3,084,302 shares of common stock at a cost of approximately $23,817,000.

About Nathan’s Famous

Nathan’s products are currently distributed in 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, the Cayman Islands and four foreign countries through its restaurant system, foodservice sales programs and retail licensing activities. The Nathan’s restaurant system currently consists of 287 units, comprised of 280 franchised or licensed units and seven company-owned units (including one seasonal unit). For additional information about Nathan’s please visit our website at www.nathansfamous.com.

Except for historical information contained in this news release, the matters discussed are forward looking statements that involve risks and uncertainties.  Words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, and similar expressions identify forward-looking statements, which are based on the current belief of the Company’s management, as well as assumptions made by and information currently available to the Company’s management.  Among the factors that could cause actual results to differ materially are the following: the effect of business and economic conditions; the impact of competitive products and pricing; the ability to obtain an adequate supply of beef and other food products at competitive prices; capacity; the regulatory and trade environment; and the risk factors reported from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update such forward-looking statements.

NATHAN’S REPORTS/2

Nathan's Famous, Inc.

Financial Highlights

	Thirteen weeks ended
	(unaudited)

	Sept. 27, 2009	Sept. 28, 2008

Total revenues	$14,896,000	$14,525,000

Net income	$2,163,000	$1,859,000

Basic income per share
Net income	$0.40	$0.31

Diluted income per share
Net income	$0.39	$0.29

Weighted-average shares used in computing
income per share
Basic	5,420,000	5,984,000
Diluted	5,594,000	6,309,000

NATHAN’S REPORTS/3

Nathan's Famous, Inc.

Financial Highlights

	Twenty-six weeks ended
	(unaudited)

	Sept. 27, 2009	Sept. 28, 2008

Total revenues from continuing operations	$29,128,000	$28,567,000

Income from continuing operations	3,726,000	3,214,000

Income from discontinued operations	-0-	2,467,000

Net income	$3,726,000	$5,681,000

Basic income per share
Income from continuing operations	$0.68	$0.53
Income from discontinued operations	0.00	0.41
Net income	$0.68	$0.94

Diluted income per share
Income from continuing operations	$0.65	$0.50
Income from discontinued operations	0.00	0.39
Net income	$0.65	$0.89

Weighted-average shares used in computing
income per share
Basic	5,516,000	6,075,000
Diluted	5,737,000	6,391,000